Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Social Capital Hedosophia Holdings Corp. (the “Company”) on Form S-1 of our report dated September 1, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Social Capital Hedosophia Holdings Corp. as of June 30, 2017 and for the period from May 5, 2017 (inception) through June 30, 2017, appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-220130, of Social Capital Hedosophia Holdings Corp.

/s/ Marcum llp

Marcum llp

New York, NY

September 13, 2017